Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

Booth #232

 DataMirror to Share High Availability Best Practices

and Solutions at COMMON Spring 2003

DataMirror Named a Finalist in the 2003 iSeries NEWS Readers’ Choice Apex Awards

TORONTO, CANADA – (March 6th, 2003) –DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, will offer attendees a first-hand look at its latest solutions and provide insights into best practices for achieving high availability at COMMON Spring 2003, March 9th-13th. DataMirror High Availability Suite™ is a contender in the “Operations” category for the 2003 iSeries NEWS Readers’ Choice Apex Awards to be announced at COMMON on March 9th.

“Empowering users with proven solutions that extend their IBM investment and set the pace for new business opportunities is our goal,” said Nigel Stokes, CEO, DataMirror.  “As a presenter, exhibitor and awards contender at COMMON, DataMirror will demonstrate how IBM-based businesses are already enhancing service levels, heightening competitive advantage, and keeping pace with 24/7 business requirements through our best-of-breed solutions.”

At booth #232, attendees can discover DataMirror’s latest product innovations and promotions for IBM iSeries, as well as view demonstrations on how a real-time enterprise can be a cost-effective reality. Also, DataMirror iSeries high availability experts, Russell Popeil, Director of Technology, and Mike Warkentin, Senior Product Technology Leader, will present eight educational sessions during which they will share valuable insights on how IBM users can leverage their iSeries systems to gain unprecedented levels of availability and resiliency.

DataMirror is an IBM High Availability Business Partner, a Cluster Middleware Business Partner and an All Star Partner in Development. By leveraging the power of complementary IBM and DataMirror solutions, customers can rapidly implement a comprehensive and cohesive high availability solution without the costs associated with custom programming. IBM eServer iSeries customers can benefit from DataMirror's extensive high availability expertise, services and global support, as well DataMirror’s strong relationship with IBM.

About COMMON

COMMON is comprised of 6,500 individual and corporate members representing more than 23,000 IT professionals involved with IBM iSeries and related applications and solutions. COMMON has been providing education to IT professionals for more than 40 years and holds conferences twice a year throughout North America. For more information, visit www.common.org.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Toronto, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, High Availability Suite, LiveBusiness and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.